Exhibit 10.2

CONSULTING AGREEMENT

THIS CONSULTING AGREEMENT (this “Agreement”) is made and entered into as of the 4th day of March, 2011, by and between DYNAMIC RATINGS, INC., a Wisconsin corporation ("DRI") and TELKONET, INC., a Utah corporation (“Consultant”).

RECITALS

A.

Pursuant to an Asset Purchase Agreement, between DRI and Consultant, dated the same date as this Agreement, DRI has agreed to purchase certain assets from Consultant, and to engage Consultant under the terms of this Agreement.

B.

Consultant has agreed to provide DRI with assistance with the sale of Series 5 Power Line Carrier products (the “Products”) to the utility market, technical assistance, advice, and consulting with respect to the management and operation of DRI’s business, business principles employed, analysis of market conditions, and other matters which will maximize product sales and bring performance within the incentive payment levels that will provide payments to Consultant and expand the market presence of DRI (the “Services”).

NOW, THEREFORE, in consideration of the covenants set forth in this Agreement, and for other good and valuable consideration, the receipt and sufficiency of which are acknowledged, the parties agree as follows:

1.

ENGAGEMENT. DRI engages Consultant to provide Services as reasonably requested from time to time by DRI. Consultant accepts this engagement, upon the terms and conditions of this Agreement.

2.

DUTIES. Consultant agrees to use commercially reasonable efforts to perform the Services in a timely fashion. Unless otherwise expressly agreed to in writing, Consultant shall not be DRI’s agent for any purpose whatsoever and shall not be authorized to act for, financially commit, speak for, or represent DRI in any dealings with third parties. Consultant shall not have the authority or right to incur obligations of any kind in the name of or for the account of DRI, nor to commit or bind DRI to any contract and Consultant agrees that neither Consultant, nor its agents or employees, has nor will give the appearance or impression of possessing any legal authority to bind or commit DRI in any way.

3.

TERM. The term of this Agreement shall be from the date first set forth above through March 31, 2013.

4.

TERMINATION. This Agreement may be terminated by the mutual agreement of  the parties.  Either party shall have the right to terminate this Agreement upon a material default by the other party of its obligations hereunder for a period of 30 days after written notice to perform any of its obligations under this Agreement.

5.

PAYMENT. For Services under this Agreement, DRI will provide Consultant with Compensation (the “Consulting Compensation”):

(a)

25% of DRI’s sales revenues of Products, excluding sales to Consultant from the date of this Agreement through March 31, 2012;

(b)

25% of DRI’s sales revenues of Products, excluding sales to Consultant from April 1, 2012 through March 31, 2013;

(c)

The total value of the Consulting Compensation, when combined with the Sales Incentive amounts calculated under the Distributorship Agreement dated the same date as  this Agreement, shall not exceed $700,000.00; and

(d)

The Consulting Compensation shall be calculated and applied by DRI to the Promissory Note of Consultant to Manufacturer, dated the same date as this Agreement, in the original principal amount of $700,000, on June 30, 2012 and on June 30, 2013.

(e)

DRI shall keep and maintain, at its regular place of business, full, true and accurate records and books of account of all its sale of Products.  Such books and records shall be maintained in accordance with generally accepted accounting principles and, solely with respect to the sale of Products, shall be subject to audit by Consultant or its authorized representative upon reasonable prior notice and not more than once in a calendar year, during DRI’s regular business hours.  Consultant shall be responsible for all costs and expenses of such audit, unless the audit shows an underpayment of at least five percent (5%) of the total amount due for the audited period, in which case DRI shall bear the costs and expenses of the audit.  All such books of account and records shall be kept available for two (2) years after termination of this Agreement.

6.

INDEPENDENT CONTRACTOR. In the performance of all Services under this Agreement, Consultant acknowledges that Consultant’s relationship with DRI shall be as an independent contractor. No relationship of employer-employee, principal-agent, lessor-lessee, partnership or joint venture is created by this Agreement, and Consultant or its agents or employees shall not have any claim under this Agreement as a third-party beneficiary, employee or otherwise against DRI for any benefits provided to DRI’s employees, including but not limited to: vacation pay, sick leave, retirement benefits or other employment benefits of any kind. As an independent contractor, Consultant shall be solely responsible for all income, self-employment, social security, Medicare, unemployment or other federal or state withholding or taxes applicable to compensation paid to Consultant under this Agreement.

7.

INSURANCE. Consultant agrees to maintain insurance that will fully protect Consultant and DRI from any and all claims of any kind or nature for the damage to property, or any personal property or personal injury, including death, by Consultant from the activities carried out under this Agreement by Consultant. Consultant further agrees to maintain automobile liability insurance to fully protect Consultant and DRI for bodily injury and property damage claims arising out of the ownership, maintenance, or use of owned, hired or non-owned vehicles used by Consultant while providing Services.

8.

EXPENSES. Consultant represents that it maintains a separate business with its own office, equipment and materials and has recurring business liabilities or obligations. DRI shall not be liable to Consultant for any expenses paid or incurred by Consultant in connection with Consultant’s provision of the Services.

9.

PAYMENT OF TAXES. DRI will not withhold taxes or other employment-related withholdings from any payments made under this Agreement. Consultant will be solely responsible for the payment of all taxes, social security contributions and all similar obligations and income taxes. Consultant will complete and provide to DRI an IRS Form W-9.

10.

CONFIDENTIAL INFORMATION. Consultant shall hold in confidence at all times after the date of this Agreement all data or information of DRI that is valuable to the business of DRI and not generally known to competitors (“Confidential Information”), as well as all Trade Secrets (defined below) (the Confidential Information and Trade Secrets comprise DRI’s “Proprietary Information”). Consultant shall not disclose, publish or make use of Proprietary Information at any time after the date of this Agreement without the prior written consent of DRI, except as necessary for Consultant to perform its obligations under this Agreement. Notwithstanding the foregoing, the confidentiality obligations of this Section 10 shall not apply to information that is required to be disclosed pursuant to an order of a judicial authority or governmental entity having competent jurisdiction (provided Consultant provides DRI with reasonable prior written notice of the order) or can be shown to have been generally available to the public at the time of disclosure to Consultant, other than as a result of a breach of this Section 10.

11.

TRADE SECRETS. “Trade Secret” shall mean information of DRI, including, but not limited to, technical or non-technical data, a formula, pattern, compilation, program, including, without limitation, computer software and related source codes, device, method, technique, drawing, process, financial data, financial plan, product plan, list of actual or potential customers or suppliers, or other information similar to any of the foregoing, that (i) derives economic value, actual or potential, from not being generally known to or readily ascertainable by proper means by other persons who can derive economic value from its disclosure or use and (ii) is the subject of efforts by DRI that are reasonable under the circumstances to maintain its secrecy.

12.

NECESSITY. Consultant agrees that the covenant outlined in Section 10 of this Agreement is reasonable and necessary for the protection of DRI’s interests in its business. Consultant further agrees that each restriction set forth in Section 10 shall survive the termination of Consultant’s engagement with DRI.

13.

BINDING EFFECT. To the extent necessary, the execution and performance of this Agreement has been duly authorized and approved by the appropriate officers, boards and committees of Consultant, and the undersigned person has full power and authority on behalf of Consultant to enter into this Agreement. This Agreement is the legal, valid and binding obligation of Consultant, enforceable against Consultant in accordance with its terms, except to the extent that enforcement thereof may be limited by bankruptcy, insolvency or other similar laws affecting creditors’ rights generally and subject to general principles of equity.

14.

NOTICES. Any notices, requests, demands, and other communications required or permitted to be given under this Agreement shall be deemed given, made and received when personally delivered, or 3 days after it is delivered to the U.S. Postal Service for mailing, addressed to the party at the following address:

If to DRI:

Dynamic Ratings, Inc.

Attn: Tony Pink, C.O.O.

N53 W24794 South Corporate Circle

Sussex, WI 53089

If to Consultant:

TelKonet, Inc.

10200 W. Innovation Drive

Suite 300

Milwaukee, WI 53226

or to such other address as any party shall furnish to the other by notice given in accordance with this Section 14.

15.

INDEMNIFICATION. Consultant shall indemnify, defend and hold DRI harmless from any and all claims, demands, causes of action, losses, damages, fines, penalties, liabilities, costs and expenses, including attorney’s fees and court costs, sustained or incurred by or associated against DRI by reason of or arising out of Consultant’s breach of the duties and obligations required under this Agreement, or by reason of or arising out of misconduct or contributory negligence on the part of Consultant. This indemnification obligation shall not apply for injury or damages caused by DRI’s sole negligence.

Consultant shall also indemnify, defend and hold DRI harmless against all tax assessments, interest and penalties with respect to payments made to Consultant for Services under this Agreement. The provisions of this Section 15 shall survive the completion of the Services or the expiration, cancellation, or termination of any engagement between DRI and Consultant.

16.

AMENDMENT. This Agreement may be amended only by a written instrument sign by both parties. Nothing in this Agreement, express or implied, is intended to confer upon any third person any rights or remedies under, or by reason of, this Agreement. No waiver of any provision of this Agreement shall constitute a waiver of any other provision of this Agreement, nor shall a waiver constitute a continuing waiver unless expressly otherwise provided.

17.

NO ASSIGNMENT. Neither party may assign any of its rights or delegate any of its duties or obligations, in whole or in part, under this Agreement; provided, however, either party may assign any or all of its rights and/or its obligations under this Agreement, without the consent of the other party, to a subsidiary or an affiliate or a successor to all or substantially all of its business or assets to which this Agreement relates, whether by sale, merger, operation of law or otherwise. The rights and obligations of each party under this Agreement shall inure to benefit of and shall be binding upon the successors and assigns of such party.

18.

ATTORNEY FEES. In the event a lawsuit or other action is commenced to prevent a breach or threatened breach of this Agreement, each party shall be entitled to recover actual attorney’s fees and costs of such lawsuit or other action, in addition to all other amounts which such may be entitled for the other party’s breach of this Agreement.

19.

WAIVER. The failure of a party to insist upon strict compliance by the other party with one or more of the covenants and restrictions contained in this Agreement, whether on one or more occasions, shall not be construed as a waiver, nor shall such a course of action deprive such party of the right to require strict compliance with this Agreement. All rights and remedies under this Agreement are in addition to and cumulative of the rights and remedies available to each party at law or under any other agreement between the parties.

20.

ENTIRE AGREEMENT. This Agreement constitutes the full and complete understanding and agreement of the parties with respect to its subject matter, and this Agreement supersedes all prior oral or written agreements between the parties. This Agreement is not intended to be, and shall not constitute, an employment contract.

21.

HEADINGS. The headings in this Agreement are inserted for convenience and identification only and are in no way intended to describe, interpret, define or limit the scope, extent of this Agreement or any provision of this Agreement.

22.

GOVERNING LAW. This Agreement shall be governed by Wisconsin law. The parties further agree that the venue and jurisdiction for any claims or disputes under this Agreement is Milwaukee County, Wisconsin, notwithstanding conflicts of laws principles.

23.

SEVERABILITY. The provisions of this Agreement are severable. If any provision of this Agreement is declared void or unenforceable by a court of competent jurisdiction, that provision shall be severed from this Agreement, which shall otherwise remain in full force and effect.

IN WITNESS WHEREOF, the parties have executed or caused this Agreement to be executed as of the day, month and year written below.

DYNAMIC RATINGS, INC. By: /s/ Tony Pink Name: Tony Pink Title: GM & COO	TELKONET, INC. By: /s/ Jason Tienor Name: Jason Tienor Title: President & CEO